UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) Of The Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported) – August 23, 2004

BOCA RESORTS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-13173	65-0676005

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 East Camino Real, Boca Raton, Florida	33432

(Address of Principal Executive Offices)	(Zip Code)

(561) 447-5300

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results Of Operations And Financial Condition.

     On August 23, 2004, Boca Resorts, Inc. (the “Company”) issued a press release announcing its operating results for the three and twelve months ended June 30, 2004. The press release is available on the Company’s website at www.bocaresortsinc.com. The press release is furnished as Exhibit 99.1 and is incorporated herein by reference. The information provided hereunder shall not be deemed to be filed for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be incorporated by reference into a filing under the Securities Act of 1933, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOCA RESORTS, INC.
Date: August 24, 2004	By:	WAYNE MOOR
Wayne Moor
Senior Vice President, Treasurer and Chief Financial Officer

By:	MARYJO FINOCCHIARO
MaryJo Finocchiaro
Vice President and Corporate Controller

[BOCA RESORTS LOGO]

For Immediate Release
Contact: Wayne Moor
(561) 447-5308

BOCA RESORTS, INC. REPORTS FISCAL FOURTH QUARTER RESULTS

     Boca Raton, Florida (August 23, 2004) – Boca Resorts, Inc. (NYSE:RST), an owner and operator of luxury resorts in Florida, reported net income of $5.8 million, or $.14 per diluted share, for the three months ended June 30, 2004, compared to net income of $3.2 million, or $.08 per diluted share, for the three months ended June 30, 2003. The Company reported net income of $18.0 million, or $.44 per diluted share, for the year ended June 30, 2004, compared to net income of $8.8 million, or $.22 per diluted share, for the year ended June 30, 2003.

     The resort operations are generally seasonal. The resorts historically experience greater revenue, costs and income in the third and fourth quarters of the fiscal year ended June 30 due to increased occupancy and room rates during the winter and spring months. Historically, 16%, 23%, 36% and 25% of annual revenue has been derived during the first, second, third and fourth fiscal quarters, respectively. Additional details relating to the comparative operating results for the three and twelve months ended June 30 are set forth below.

COMPARATIVE RESULTS OF OPERATIONS

Revenue

     Leisure and recreation revenue totaled $80.3 million and $76.6 million for the three months ended June 30, 2004 and 2003, respectively, and $313.3 million and $290.2 million for the year ended June 30, 2004 and 2003, respectively. The increase in revenue for the three and twelve months ended June 30, 2004, compared to the three and twelve months ended June 30, 2003, resulted primarily from increases in occupancy at each of the Company’s properties as well as increased revenue derived from non-room sources such as food and beverage revenue, yachting and marina revenue, and spa revenue. Management believes increases in resort occupancy are largely the result of an improving economic landscape, significant property enhancements, the high quality of the Company’s assets, a commitment to quality customer service resulting in strong guest loyalty and a favorable market mix that combines high-end leisure travelers and corporate groups.

Operating Expenses

     Cost of leisure and recreation services totaled $35.6 million, or 44% of revenue, for the three months ended June 30, 2004, compared to cost of leisure and recreation services of $34.4 million, or 45% of revenue, for the three months ended June 30, 2003. Cost of leisure and recreation services totaled $137.4 million, or 44% of revenue, for the year ended June 30, 2004, compared to cost of leisure and recreation services of $130.3 million, or 45% of revenue, for the year ended June 30, 2003. Cost of leisure and recreation services primarily consisted of direct costs to service rooms, marinas, food and beverage operations, retail establishments, spas and other amenities at the resorts.

     Selling, general and administrative expenses (“S,G&A”) totaled $20.6 million, or 26% of revenue, for the three months ended June 30, 2004, compared to S,G&A of $22.0 million, or 29% of revenue, for the three months ended June 30, 2003. S,G&A totaled $85.8 million, or 27% of revenue, for the year ended June 30, 2004, compared to S,G&A of $86.0 million, or 30% of revenue, for the year ended June 30, 2003. S,G&A includes, among other items, administrative payroll costs, selling and marketing expenses, energy and property costs, insurance, real estate taxes, franchise agreement fees and other administrative expenses. Although the Company was adversely affected by an increase in public company administrative expenses and energy costs, the increase in these expenses was more than offset by a decrease in costs following the expiration of two operating leases at country club facilities.

     Depreciation expense totaled $9.6 million and $9.9 million for the three months ended June 30, 2004 and 2003, respectively, and $40.0 million and $38.0 million for the year ended June 30, 2004 and 2003, respectively. The increase in depreciation expense for the year ended June 30, 2004, compared to the year ended June 30, 2003, was primarily the result of an increase in depreciation expense following the completion of room renovations at the Registry Resort and Edgewater Beach Hotel (which were completed midway through the prior fiscal year) and a marina renovation at the Bahia Mar Resort & Yachting Center (which was completed in October 2003).

Interest Expense

     Interest expense totaled $5.2 million for both the three months ended June 30, 2004 and 2003. Interest expense totaled $20.9 million and $21.7 million for the year ended June 30, 2004 and 2003, respectively. The average debt balance was $197.8 million for the year ended June 30, 2004, compared to $217.8 million for the year ended June 30, 2003, while the average cost of borrowing was 10.6% and 10.0% for the year ended June 30, 2004 and 2003, respectively.

Provision for Income Taxes

     The Company recorded provisions for income taxes equal to 38.5% of pretax income during the three and twelve months ended June 30, 2004 and 2003.

BALANCE SHEET DATA AND FINANCING TRANSACTIONS

     At June 30, 2004, the Company had cash and cash equivalents of $47.6 million. The Company preserved cash through certain income tax accounting method changes. Under the Company’s tax accounting policy, it uses tax lives and methods for its property and equipment as permitted by the Internal Revenue Service in various rulings and regulations, which resulted in a decrease in income taxes currently payable. Furthermore, the Company received a refund of income taxes paid in prior years totaling approximately $12.6 million in April 2004. The income tax accounting method change has no impact on the Company’s total income tax expense for financial reporting purposes.

     At June 30, 2004, the Company had $190.1 million principal amount of outstanding 9.875% senior subordinated notes. The Company notified the trustee under the outstanding senior subordinated notes that it intends to redeem the notes on August 27, 2004. The Company recently closed on a new $325.0 million senior credit facility. The senior credit facility consists of a term loan in the principal amount of $200.0 million and a revolving credit facility in the principal amount of $125.0 million. The proceeds of the term loan will be used to redeem in full the Company’s outstanding senior subordinated notes. The $125.0 million revolving credit facility replaces the Company’s previous revolver, which was scheduled to mature in June 2005. The Company has no borrowings under the new revolving credit facility.

DEVELOPMENT INITIATIVES

     During the year ended June 30, 2004, capital expenditures totaled $28.3 million and included the work on completing a marina renovation at the Bahia Mar Resort and Yachting Center. The extensive marina renovation results in 245 reconfigured boat slips, sized to accommodate larger yachts ranging from 80 feet to over 200 feet. Improved amenities at the marina include a revamped floating fuel dock offering a high-speed diesel system, as well as, fiber optic high-speed Internet service (which was also implemented at each of the Company’s resort properties) and cable TV for each slip. The Company also continued to enhance the amenity base at the Boca Raton Resort & Club with the complete renovation of the central pool area and pool-side restaurant, the addition of global positioning systems for its fleet of golf carts, a redesigned driving range, an improved golf staging area, an enlarged croquet lawn and renovations of a casual restaurant at the beach club. At Pier 66, the Company opened a newly renovated and themed upscale restaurant with outdoor seating fronting the intracoastal waterway. The Company also renovated its full service restaurant and nightclub at Registry Resort and began renovating its popular Gulf coast view restaurant at the Edgewater Beach Hotel this summer.

OUTLOOK

     The Company expects RevPar to increase 2.0% to 3.0% and Total RevPar (which includes ancillary non-room sources of revenue) to increase 4.0% to 5.0% for the year ending June 30, 2005, over the year ended June 30, 2004. The Company further anticipates that net income will increase to between $19.0 million to $21.0 million, or $.45 to $.50 per diluted share, for the year ending June 30, 2005. The earnings guidance for the year ending June 30, 2005 includes a non-recurring charge associated with the early retirement of the Company’s 9.875% senior subordinated notes of approximately $13.1 million, which translates into $8.0 million, or $.19 per diluted share, on an after-tax basis.

     David S. Feder, President and Chief Operating Officer of Boca Resorts, Inc. commented, “We are very pleased with our operating performance for the recently completed three-month period as well as for the full fiscal year. We credit our strong financial turnout largely to a high quality portfolio of properties and effective management of room inventory and pricing in the various distribution channels, which has resulted in RevPar and Total RevPar growth for eleven consecutive quarters. As the economic recovery strengthens and consumer confidence consistently trends positive, we continue to benefit from solid revenue progression, increases in market share and a favorable market mix that combines high-end leisure travelers and corporate groups. In addition to top line growth, we have focused on cost-saving measures that have produced dramatic gains in our profit margins. Aside from improving results of operations, we also maintain a strong balance sheet that provides us considerable flexibility.”

     Boca Resorts, Inc. owns luxury resort properties and golf courses in Florida. The Company’s Florida resort and golf portfolio includes the Boca Raton Resort & Club with its two golf courses in Boca Raton; the Registry Resort at Pelican Bay, the Edgewater Beach Hotel and Naples Grande Golf Club in Naples; and the Hyatt Regency Pier 66 Resort and Marina, the Radisson Bahia Mar Resort and Yachting Center and Grande Oaks Golf Club in Fort Lauderdale.

     “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Boca Resorts, Inc.’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K.

- tables to follow-

BOCA RESORTS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three and Twelve Months Ended June 30
(000’s Omitted, Except Per Share Data)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Leisure and recreation revenue	$80,284	$76,559	$313,335	$290,174
Operating expenses:
Cost of leisure and recreation services	35,630	34,413	137,426	130,272
Selling, general and administrative expenses	20,619	22,005	85,840	85,983
Depreciation	9,562	9,933	40,038	38,026
Loss on early retirement of debt	—	—	—	149

Total operating expenses	65,811	66,351	263,304	254,430

Operating income	14,473	10,208	50,031	35,744
Interest and other income	68	149	199	227
Interest expense	(5,178)	(5,217)	(20,943)	(21,664)

Income before provision for income taxes	9,363	5,140	29,287	14,307
Provision for income taxes	(3,605)	1,979	(11,276)	5,508

Net income	$5,758	$3,161	$18,011	$8,799

Net income per share – basic	$.14	$.08	$.45	$.22

Net income per share – diluted	$.14	$.08	$.44	$.22

Weighted average shares used in computing net income per share – basic	40,163	39,280	39,754	39,345

Weighted average shares used in computing net income per share – diluted	41,927	40,054	40,995	39,951

BOCA RESORTS, INC.
For the Three and Twelve Months Ended June 30
(000’s Omitted, Except Operating Statistics)

	Three Months Ended			Twelve Months Ended
	June 30,			June 30,
	2004	2003	% Change	2004	2003	% Change
Revenue:
Room revenue	$30,545	$30,533	—	$123,789	$116,785	6%
Non-room related revenue	49,739	46,026	8%	189,546	173,389	9%

Total leisure and recreation revenue	$80,284	$76,559	5%	$313,335	$290,174	8%

Operating Statistics:
Available room nights	210,756	210,847	—	847,779	845,705	—
Average daily rate	$196.01	$198.70	(1)%	$211.98	$214.06	(1)%
Occupancy	73.9%	72.9%	1%	68.9%	64.5%	7%
Room revenue per available room	$144.93	$144.89	—	$146.02	$138.09	6%
Total leisure and recreation revenue per available room	$380.94	$363.10	5%	$369.59	$343.13	8%

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